EXHIBIT 99
FOR RELEASE 6:00 AM ET, April 30, 2020

Contact:    Robert S. Tissue, Executive Vice President & CFO
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP REPORTS FIRST QUARTER 2020 RESULTS
Q1 2020 Diluted EPS $0.35 compared to $0.65 for Q4 2019 and $0.56 for Q1 2019
MOOREFIELD, WV - April 30, 2020 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (“Company” or “Summit”) (NASDAQ: SMMF) today reported first quarter 2020 net income of $4.51 million, or $0.35 per diluted share. In comparison, earnings for fourth quarter 2019 were $8.15 million, or $0.65 per diluted share, and for first quarter 2019, $7.09 million, or $0.56 per diluted share. Summit achieved returns on average assets and average tangible equity in first quarter 2020 of 0.73 percent and 8.55 percent, respectively, compared to 1.27 percent and 14.80 percent, respectively, in the same period of 2019.
“Despite the unprecedented challenges posed by the COVID-19 crisis and its resulting business conditions, Summit produced solid core earnings this past quarter”, commented H. Charles Maddy, III, President and Chief Executive Officer of Summit. “As we navigate the COVID-19 crisis, we believe our Company is well-prepared to endure its impacts. The Company has strong levels of capital and liquidity, diversified revenue streams, a sound credit record and an experienced management team. I am extremely proud of the diligent efforts and steadfast commitment put forth by our management and employees to maintain operational continuity and a high level of client service during this crisis. We are very concerned about the health and welfare of our employees, clients, shareholders and communities, and are supporting all our stakeholders throughout this crisis in a thoughtful, disciplined and compassionate manner. We especially appreciate our employees’ efforts in this uncertain time, and we will continue to persevere.”
Highlights for Q1 2020

•
Provision for credit losses of $5.25 million in Q1 2020 compared to $500,000 in Q4 2019 and $250,000 in Q1 2019; the increase in this quarter’s provision resulted principally due to the estimated potential future economic impact of the COVID-19 crisis.

•	Net interest income increased 32.6 percent (annualized) compared to Q4 2019 and increased 15.5 percent versus the same period in 2019, primarily due to loan growth and lower funding costs.

•
Despite volatile markets, net interest margin in Q1 2020 increased 13 basis points to 3.76 percent as compared to the linked quarter, as yields on interest earning assets declined 11 basis points while deposit and other funding costs declined 23 basis points.

•
Loan balances, excluding mortgage warehouse lines of credit, increased $53.2 million during the quarter, including $39.8 million in loans acquired from Cornerstone; excluding mortgage warehouse lines of credit and acquired Cornerstone loans, loans increased $13.4 million during the quarter, or 3.0 percent (annualized).

•	Mortgage warehouse lines of credit increased $40.6 million during the quarter.

•	Efficiency ratio improved to 51.41 percent compared to 52.25 percent in the linked quarter and 56.63 percent for Q1 2019.

•	Realized securities gains of $1.04 million in Q1 2020 compared to $403,000 in the linked quarter.

•	Merger expenses were $788,000 in Q1 2020 compared to $98,000 in the linked quarter.

•
Net foreclosed properties expenses increased to $966,000 in Q1 2020 compared to $262,000 in Q4 2019; this is primarily the result of write downs of foreclosed properties to fair values totaling $946,000 in Q1 2020 compared to $497,000 in Q4 2019, while realized net gains on sales of foreclosed properties were $61,000 during Q1 2020 compared to $312,000 in Q4 2019.

•	Nonperforming assets as a percentage of total assets improved to 1.16 percent from 1.28 percent for the linked quarter and 1.53 percent at the end of Q1 2019.

COVID-19 Impacts
Operations
As the COVID-19 related events unfolded throughout Q1 2020, Summit implemented various plans, strategies and protocols to protect our employees, maintain services for clients, assure the functional continuity of our operating systems, controls and processes, and mitigate financial risks posed by changing market conditions. In order to protect employees and assure workforce continuity and operational redundancy, we imposed business travel restrictions, enhanced our sanitizing protocols within our facilities and physically separated, to the extent possible, our critical operations workforce that cannot work remotely. To limit the risk of virus spread, the Company implemented drive-thru only and by appointment operating protocols throughout its bank branch network. We also maintained active communications with our critical vendors to assure all mission-critical activities and functions are being performed in line with our client-service standards.
Capital and Liquidity
Although there is a high degree of uncertainty around the magnitude and duration of the economic impact of the COVID-19 pandemic, management believes that our financial position, including high levels of capital and liquidity, will allow us to successfully endure the negative economic impacts of the crisis. Our capital management activities, coupled with our historically strong earnings performance and prudent dividend practices, have allowed us to build and maintain strong capital reserves. At March 31, 2020, all of Summit’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company bank subsidiary’s Tier 1 Leverage Ratio, a common measure to evaluate a financial institutions capital strength, was 10.2% at March 31, 2020, which represents over two times its well-capitalized regulatory minimum of 5.0%.
In addition, management believes the Company’s liquidity position is strong. The Company’s bank subsidiary maintains a funding base largely comprised of core noninterest bearing demand deposit accounts and low cost interest-bearing transactional deposit accounts with clients that operate or reside within the footprint of its branch bank network. At March 31, 2020, the

Company’s cash and cash equivalent balances were $41.5 million. In addition, Summit maintains an available-for-sale securities portfolio, comprised primarily of highly liquid U.S. agency securities, highly-rated municipal securities and U.S. agency-backed mortgage backed securities, which serves as a ready source of liquidity. At March 31, 2020, the Company’s available-for-sale securities portfolio totaled $305.0 million, $205.8 million of which was unpledged as collateral. The Company bank subsidiary’s unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh at March 31, 2020 was $689.2 million, and it maintained $177.1 million of borrowing availability at the Federal Reserve Bank of Richmond’s discount window. The Company has not experienced significant draws on clients’ available commercial lines of credit and home equity lines of credit due to the COVID-19 crisis, nor has it observed any significant or unusual client activity that portends unmanageable levels of stress on the our liquidity profile.
Summit is participating in the Paycheck Protection Program (“PPP”), a $660 billion low-interest business loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration. The PPP Loan Program provides U.S. government guarantees for lenders, as well as loan forgiveness incentives for borrowers that predominately utilize the loan proceeds to cover employee compensation-related business costs. Through April 28, 2020, Summit had approved 468 PPP loans totaling $83.8 million. While we anticipate high levels of client utilization of the PPP loan program, our liquidity resources are adequate to meet the funding requirements of these loans.
Lending
We have taken actions to identify and assess our COVID-19 related credit exposures by asset classes and borrower types. We implemented a loan modification program to assist both consumer and business borrowers that are experiencing or expect to experience financial hardships due to COVID-19 related challenges. Accordingly, the following table summarizes the aggregate balances of loans the Company has modified as result of COVID-19 through April 24, 2020 classified by types of loans and impacted borrowers.

		Loan Balances Modified Due to COVID-19 through 4/24/2020
Dollars in thousands	Total Loan Balance as of 3/31/2020	Loans Modified to Interest Only Payments (6 Months or Less)	Loans Modified to Payment Deferral (3 Months)	Total Loans Modified	Percentage of Loans Modified
Hospitality Industry	$120,201	$56,006	$45,778	$101,784	84.7%
Non-Owner Occupied Retail Stores	107,420	34,774	12,518	47,292	44.0%
Owner-Occupied Retail Stores	118,535	21,103	8,715	29,818	25.2%
Restaurants	7,416	2,173	1,765	3,938	53.1%
Oil & Gas Industry	32,297	914	4,425	5,339	16.5%
Other Commercial Loans	898,310	78,836	29,061	107,897	12.0%
Total Commercial Loans	1,284,179	193,806	102,262	296,068	23.1%
Residential 1-4 Family Personal	276,189	3,278	13,061	16,339	5.9%
Residential 1-4 Family Rentals	167,295	15,467	4,841	20,308	12.1%
Home Equity Loans	75,170	—	402	402	0.5%
Total Residential Real Estate Loans	518,654	18,745	18,304	37,049	7.1%
Consumer Loans	35,344	365	613	978	2.8%
Mortgage Warehouse Loans	166,826	—	—	—	0.0%
Credit Cards and Overdrafts	2,266	—	—	—	0.0%
Total Loans	$2,007,269	$212,916	$121,179	$334,095	16.6%

Modified loans with deferred payments will continue to accrue interest during the deferral period unless otherwise classified as nonperforming. Consistent with bank regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral periods. COVID-19 related loan modifications are also deemed to be insignificant borrower concessions, and therefore, such modified loans were not classified as troubled-debt restructured loans as of March 31, 2020. We anticipate that the amounts of COVID-19 related loan modifications will continue to increase during Q2 2020.
The COVID-19 crisis is expected to continue to impact our financial results, as well as demand for our services and products during the second quarter of 2020 and potentially beyond. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures, on our future revenues, earnings results, allowance for credit losses, capital reserves and liquidity are unknown at present.
CECL Adoption and Asset Quality
Effective January 1, 2020, we adopted ASU No. 2016-13, Financial Instruments - Credit Losses, also known as Current Expected Credit Losses (“CECL”). Upon the adoption of CECL, the Company recorded a net cumulative-effect adjustment that decreased retained earnings by $6.76 million. This adjustment was the result of a $6.93 million net increase in the allowance for credit losses (“ACL”), from $13.07 million at December 31, 2019 to $20.00 million upon adoption (including a $470,000 reclassification from loans to the ACL for purchased credit deteriorated (“PCD”) loans now accounted for in the ACL), a $2.43 million increase in other liabilities to provide an allowance for off-balance sheet credit exposures, offset by an increase to deferred income tax assets of $2.13 million.
The table below summarizes the changes in the ACL prior to CECL adoption through March 31, 2020.

Dollars in thousands	Allowance for Loan Losses at December 31, 2019	Impact of CECL Adoption	Allowance for Loan Credit Losses at January 1, 2020	Provision for Loan Credit Losses for Q1 2020	Cornerstone Day 1 PCD Loan Credit Marks	Loan Net Charge-offs for Q1 2020	Allowance for Loan Credit Losses at March 31, 2020
Balance	$ 13,074	$ 6,927	$ 20,001	$ 4,699	$ 409	$ (501)	$ 24,608
% Changes	NA	53.0%	NA	35.9%	3.1%	-3.8%	88.2%
We have recorded no allowance for credit losses relative to the Company’s available-for-sale debt securities or its other instruments carried at amortized cost.
First quarter 2020 net loan charge-offs were $501,000, or 0.10 percent of average loans annualized, while $4.7 million was added to the allowance for loan credit losses through the provision for loan credit losses. The allowance for loan credit losses stood at 1.23 percent of total loans at March 31, 2020, compared to 0.68 percent at year-end 2019.
As of March 31, 2020, nonperforming assets (“NPAs”), consisting of nonperforming loans, foreclosed properties and repossessed assets, improved to $29.1 million, or 1.16 percent of assets. This compares to $30.8 million, or 1.28 percent of assets at the linked quarter-end and $34.4 million, or 1.53 percent of assets at the end of Q1 2019.
Merger & Acquisition Activity
Summit completed its acquisition of Cornerstone Financial Services, Inc. (“Cornerstone”) and its subsidiary, Cornerstone Bank, headquartered in West Union, West Virginia on January 1, 2020 and converted substantially all of its data processing systems to that of Summit’s on March 21, 2020; accordingly, Cornerstone’s results of operations are included in Summit’s consolidated results of operations from the date of acquisition, and therefore Summit’s first quarter 2020 results reflect increased levels of average balances, income and expenses compared to its first quarter 2019 and fourth quarter 2019 results. At consummation, Cornerstone had total assets of $195.0 million, loans of $39.8 million, and deposits of $173.0 million.
On April 24, 2020, Summit’s bank subsidiary, Summit Community Bank completed its acquisition of four branch banking offices located in the Eastern Panhandle of West Virginia from MVB Bank, Inc., a bank subsidiary of MVB Financial Corp. (NASDAQ: MVBF). Summit assumed approximately $195.0 million in deposits and acquired approximately $35.3 million in loans in conjunction with this purchase.
Results of Operations

Total revenue for first quarter 2020, consisting of net interest income and noninterest income, increased 13.8 percent to $25.9 million, principally as a result of higher net interest income compared to $22.8 million for the first quarter 2019.
For the first quarter of 2020, net interest income was $21.4 million, an increase of 15.5 percent from the $18.6 million reported in the prior-year first quarter and an 8.1 percent increase compared to the linked quarter. The net interest margin for first quarter 2020 increased to 3.76 percent compared to 3.63 percent for the linked quarter and 3.66 percent for the year-ago quarter. Excluding the impact of accretion and amortization of fair value acquisition accounting adjustments, Summit’s net interest margin would have been 3.70 percent for Q1 2020, 3.60 percent for Q4 2019 and 3.64 percent for Q1 2019.
Noninterest income, consisting primarily of service fee income from community banking activities and trust and wealth management fees, for first quarter 2020 was $4.50 million compared to $4.23 million for the comparable period of 2019. Excluding realized securities gains, noninterest income was $3.46 million for first quarter 2020, compared to $4.23 million reported for first quarter 2019 and was $4.00 million for the linked quarter. The lower levels of 2020 noninterest income compared to 2019 periods are primarily due to the elimination of insurance commission revenue as result of SIS’ sale in Q2 2019.
We recorded a $5.25 million provision for credit losses during first quarter 2020 compared to $500,000 for the linked quarter and $250,000 for the comparable period of 2019. As result of the adoption of CECL, the provision for credit losses now represents an estimate of the full amount of expected credit losses relative to loans, whereas under the pre-CECL incurred loss accounting method, the provision was only an estimate of probable existing loan losses. Our Q1 2020 provision for credit losses reflects a change in our CECL computational model’s forecasted economic conditions over the next four quarters from “major improvement” as of January 1, 2020 to “major risk” as of March 31, 2020 due to the COVID-19 crisis.
Q1 2020 total noninterest expense increased 8.2 percent to $15.0 million compared to $13.9 million for the prior-year first quarter and increased 14.0 percent compared to the linked quarter. Our increased noninterest expense is principally due to expenses associated with the acquired Cornerstone operations, higher writedowns of foreclosed properties and increased merger expenses. This increase is partially offset by income related to our deferred director compensation plan of $483,000 recognized in Q1 2020 compared to deferred director compensation plan expense of $484,000 and $239,000 recorded in Q1 2019 and Q4 2019, respectively. Under our director deferred compensation plans, directors optionally elect to defer their director fees into a "phantom" investment plan whereby the Company recognizes expense or benefit relative to the phantom returns or losses of such investments. As result of the stock market’s deterioration during Q1 2020, we recognized income related to deferred director compensation this quarter.
Balance Sheet
At March 31, 2020, total assets were $2.51 billion, an increase of $109.8 million, or 4.6 percent since December 31, 2019. Total loans, net of unearned fees and allowance for loan credit losses, were $1.98 billion at March 31, 2020, up $82.2 million, or 4.3 percent, from the $1.90 billion reported at year-end 2019. Loans, excluding mortgage warehouse lines of credit and acquired Cornerstone loans, increased $13.4 million during the quarter, or 3.0 percent (on an annualized basis).
At March 31, 2020, core deposits were $1.83 billion, an increase of $144.6 million or 8.6 percent during first quarter 2020 -- as checking deposits increased $94.8 million or 10.6 percent, core time deposits increased by $10.9 million or 2.9 percent and savings deposits increased $38.9 million or 9.3 percent. Excluding acquired deposits, Q1 2020 core deposit growth was $3.44 million or 2.0 percent.
Shareholders’ equity was $256.0 million as of March 31, 2020 compared to $247.8 million at December 31, 2019. In conjunction with the acquisition of Cornerstone on January 1, 2020, Summit issued 570,000 shares of common stock valued at $15.4 million to the former Cornerstone shareholders.
Tangible book value per common share decreased to $17.17 at March 31, 2020 compared to $18.11 at December 31, 2019. Summit had 12,920,244 outstanding common shares at March 31, 2020 compared to 12,408,542 at year end 2019.
As announced this quarter, the Board of Directors authorized the open market repurchase of up to 750,000 shares of the issued and outstanding shares of Summit's common stock. The timing and quantity of stock purchases under this repurchase plan are at the discretion of management. During Q1 2020, 66,611 shares of our common stock were repurchased under the Plan at an average price of 19.21 per share.
About the Company
Summit Financial Group, Inc. is a $2.51 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle, Southern and North Central regions of West Virginia and the Northern, Shenandoah Valley and Southwestern regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates thirty-nine banking locations.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include: the effect of the COVID-19 crisis, including the negative impacts and disruptions on the communities we serve, and the domestic and global economy, which may have an adverse effect on our business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; the successful integration of operations of our acquisitions; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies. We undertake no obligation to revise these statements following the date of this press release

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Quarterly Performance Summary (unaudited) -- Q1 2020 vs Q1 2019
	For the Quarter Ended		Percent
Dollars in thousands	3/31/2020	3/31/2019	Change
Statements of Income
Interest income
Loans, including fees	$25,235	$23,051	9.5%
Securities	2,310	2,586	-10.7%
Other	98	231	-57.6%
Total interest income	27,643	25,868	6.9%
Interest expense
Deposits	5,351	5,564	-3.8%
Borrowings	849	1,731	-51.0%
Total interest expense	6,200	7,295	-15.0%

Net interest income	21,443	18,573	15.5%
Provision for credit losses	5,250	250	2000.0%
Net interest income after provision for credit losses	16,193	18,323	-11.6%

Noninterest income
Insurance commissions	7	1,174	-99.4%
Trust and wealth management fees	665	586	13.5%
Service charges on deposit accounts	1,263	1,180	7.0%
Bank card revenue	933	814	14.6%
Realized securities gains (losses)	1,038	(3)	n/m
Bank owned life insurance income	264	238	10.9%
Other income	332	241	37.8%
Total noninterest income	4,502	4,230	6.4%
Noninterest expense
Salaries and employee benefits	7,672	7,347	4.4%
Net occupancy expense	883	924	-4.4%
Equipment expense	1,429	1,179	21.2%
Professional fees	387	403	-4.0%
Advertising and public relations	152	153	-0.7%
Amortization of intangibles	429	476	-9.9%
FDIC premiums	165	—	n/a
Bank card expense	503	439	14.6%
Foreclosed properties expense, net	966	384	151.6%
Merger-related expenses	788	63	1150.8%
Other expenses	1,625	2,492	-34.8%
Total noninterest expense	14,999	13,860	8.2%
Income before income taxes	5,696	8,693	-34.5%
Income tax expense	1,190	1,601	-25.7%
Net income	$4,506	$7,092	-36.5%

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Quarterly Performance Summary (unaudited) -- Q1 2020 vs Q1 2019

	For the Quarter Ended		Percent
	3/31/2020	3/31/2019	Change
Per Share Data
Earnings per common share
Basic	$0.35	$0.56	-37.5%
Diluted	$0.35	$0.56	-37.5%

Cash dividends	$0.17	$0.14	21.4%
Dividend payout ratio	49.1%	25.0%	96.4%

Average common shares outstanding
Basic	12,975,429	12,717,501	2.0%
Diluted	13,028,409	12,778,644	2.0%

Common shares outstanding at period end	12,920,244	12,661,528	2.0%

Performance Ratios
Return on average equity	6.92%	12.28%	-43.6%
Return on average tangible equity	8.55%	14.80%	-42.2%
Return on average assets	0.73%	1.27%	-42.5%
Net interest margin (A)	3.76%	3.66%	2.7%
Efficiency ratio (B)	51.41%	56.63%	-9.2%

NOTE (A) - Presented on a tax-equivalent basis assuming a federal tax rate of 21%.

NOTE (B) - Computed on a tax equivalent basis excluding merger-related expenses, gains/losses on sales of assets, write-downs of OREO properties to fair value and amortization of intangibles.

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Five Quarter Performance Summary (unaudited)

	For the Quarter Ended
Dollars in thousands	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Statements of Income
Interest income
Loans, including fees	$25,235	$24,772	$24,940	$24,352	$23,051
Securities	2,310	2,195	2,184	2,396	2,586
Other	98	105	125	134	231
Total interest income	27,643	27,072	27,249	26,882	25,868
Interest expense
Deposits	5,351	5,952	6,214	5,967	5,564
Borrowings	849	1,292	1,615	1,652	1,731
Total interest expense	6,200	7,244	7,829	7,619	7,295

Net interest income	21,443	19,828	19,420	19,263	18,573
Provision for credit losses	5,250	500	500	300	250
Net interest income after provision for credit losses	16,193	19,328	18,920	18,963	18,323

Noninterest income
Insurance commissions	7	90	40	606	1,174
Trust and wealth management fees	665	734	632	612	586
Service charges on deposit accounts	1,263	1,377	1,312	1,224	1,180
Bank card revenue	933	906	924	893	814
Realized securities gains (losses)	1,038	403	453	1,086	(3)
Gain on sale of Summit Insurance Services, LLC	—	—	—	1,906	—
Bank owned life insurance income	264	310	247	248	238
Other income	332	584	151	235	241
Total noninterest income	4,502	4,404	3,759	6,810	4,230
Noninterest expense
Salaries and employee benefits	7,672	7,099	7,044	7,576	7,347
Net occupancy expense	883	815	799	880	924
Equipment expense	1,429	1,278	1,296	1,219	1,179
Professional fees	387	412	388	475	403
Advertising and public relations	152	214	177	155	153
Amortization of intangibles	429	401	404	420	476
FDIC premiums	165	—	—	88	—
Bank card expense	503	454	455	473	439
Foreclosed properties expense, net	966	262	305	1,545	384
Merger-related expenses	788	98	74	382	63
Other expenses	1,625	2,126	1,864	2,116	2,492
Total noninterest expense	14,999	13,159	12,806	15,329	13,860
Income before income taxes	5,696	10,573	9,873	10,444	8,693
Income tax expense	1,190	2,424	1,812	1,880	1,601
Net income	$4,506	$8,149	$8,061	$8,564	$7,092

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Five Quarter Performance Summary (unaudited)

	For the Quarter Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Per Share Data
Earnings per common share
Basic	$0.35	$0.66	$0.65	$0.68	$0.56
Diluted	$0.35	$0.65	$0.65	$0.68	$0.56

Cash dividends	$0.17	$0.15	$0.15	$0.15	$0.14
Dividend payout ratio	49.1%	22.3%	23.0%	21.9%	25.0%

Average common shares outstanding
Basic	12,975,429	12,400,932	12,412,982	12,539,095	12,717,501
Diluted	13,028,409	12,458,702	12,467,777	12,600,071	12,778,644

Common shares outstanding at period end	12,920,244	12,408,542	12,400,804	12,449,986	12,661,528

Performance Ratios
Return on average equity	6.92%	13.32%	13.51%	14.62%	12.28%
Return on average tangible equity	8.55%	15.25%	15.55%	17.02%	14.80%
Return on average assets	0.73%	1.39%	1.41%	1.52%	1.27%
Net interest margin (A)	3.76%	3.63%	3.63%	3.72%	3.66%
Efficiency ratio (B)	51.41%	52.25%	52.91%	56.45%	56.63%

NOTE (A) - Presented on a tax-equivalent basis assuming a federal tax rate of 21%.

NOTE (B) - Computed on a tax equivalent basis excluding merger-related expenses, gains/losses on sales of assets, write-downs of OREO properties to fair value and amortization of intangibles.

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Selected Balance Sheet Data (unaudited)

Dollars in thousands, except per share amounts	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Assets
Cash and due from banks	$18,633	$28,137	$12,374	$13,481	$14,265
Interest bearing deposits other banks	22,821	33,751	40,296	42,994	43,689
Securities	305,045	276,355	265,347	269,920	297,126
Loans, net	1,982,661	1,900,425	1,838,891	1,805,850	1,725,064
Property held for sale	18,287	19,276	20,979	21,390	24,393
Premises and equipment, net	47,078	44,168	43,592	42,896	39,345
Goodwill and other intangible assets	34,132	23,022	23,182	23,585	29,349
Cash surrender value of life insurance policies	46,497	43,603	43,216	42,976	42,714
Other assets	38,168	34,755	35,732	36,022	33,696
Total assets	$2,513,322	$2,403,492	$2,323,609	$2,299,114	$2,249,641

Liabilities and Shareholders' Equity
Deposits	$2,044,914	$1,913,237	$1,832,285	$1,797,493	$1,789,032
Short-term borrowings	161,745	199,345	206,694	225,343	186,292
Long-term borrowings and subordinated debentures	20,301	20,306	20,311	20,315	20,319
Other liabilities	30,337	22,840	21,897	20,262	20,368
Shareholders' equity	256,025	247,764	242,422	235,701	233,630
Total liabilities and shareholders' equity	$2,513,322	$2,403,492	$2,323,609	$2,299,114	$2,249,641

Book value per common share	$19.82	$19.97	$19.55	$18.93	$18.45
Tangible book value per common share	$17.17	$18.11	$17.68	$17.04	$16.13
Tangible common equity to tangible assets	9.0%	9.4%	9.5%	9.3%	9.2%

SUMMIT FINANCIAL GROUP INC. (NASDAQ: SMMF)
Regulatory Capital Ratios (unaudited)

	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Summit Financial Group, Inc.
CET1 Risk-based Capital	10.8%	11.1%	11.2%	11.1%	11.4%
Tier 1 Risk-based Capital	11.7%	12.1%	12.2%	12.1%	12.5%
Total Risk Based Capital	12.5%	12.7%	12.8%	12.8%	13.2%
Tier 1 Leverage	10.2%	10.5%	10.4%	10.4%	10.2%

Summit Community Bank, Inc.
CET1 Risk-based Capital	11.7%	12.1%	12.2%	11.9%	12.3%
Tier 1 Risk-based Capital	11.7%	12.1%	12.2%	11.9%	12.3%
Total Risk Based Capital	12.5%	12.7%	12.9%	12.6%	13.0%
Tier 1 Leverage	10.2%	10.6%	10.4%	10.2%	10.0%

SUMMIT FINANCIAL GROUP INC. (NASDAQ: SMMF)
Loan Composition (unaudited)

Dollars in thousands	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Commercial	$224,659	$207,138	$199,391	$204,138	$189,248
Mortgage warehouse lines	166,826	126,237	145,039	101,607	49,355
Commercial real estate
Owner occupied	331,486	276,218	255,828	262,901	256,671
Non-owner occupied	580,619	629,206	567,670	574,677	585,809
Construction and development
Land and development	92,332	84,112	69,589	67,769	64,192
Construction	43,121	37,523	56,255	46,975	36,040
Residential real estate
Non-jumbo	378,540	354,963	359,399	360,752	359,107
Jumbo	64,944	70,947	69,815	70,171	69,313
Home equity	75,170	76,568	78,493	81,373	80,370
Consumer	36,611	36,470	36,982	36,715	36,046
Other	12,961	14,117	13,371	11,924	12,045
Total loans, net of unearned fees	2,007,269	1,913,499	1,851,832	1,819,002	1,738,196
Less allowance for credit losses	24,608	13,074	12,941	13,152	13,132
Loans, net	$1,982,661	$1,900,425	$1,838,891	$1,805,850	$1,725,064

SUMMIT FINANCIAL GROUP INC. (NASDAQ: SMMF)
Deposit Composition (unaudited)

Dollars in thousands	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Core deposits
Non interest bearing checking	$337,446	$260,553	$241,999	$234,397	$258,679
Interest bearing checking	648,214	630,352	602,059	588,948	560,800
Savings	457,010	418,096	305,891	301,403	310,646
Time deposits	384,062	373,125	371,178	365,275	359,141
Total core deposits	1,826,732	1,682,126	1,521,127	1,490,023	1,489,266

Brokered deposits	111,156	150,554	227,369	222,901	218,913
Other non-core time deposits	107,026	80,557	83,789	84,569	80,853
Total deposits	$2,044,914	$1,913,237	$1,832,285	$1,797,493	$1,789,032

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Asset Quality Information (unaudited)
	For the Quarter Ended
Dollars in thousands	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Gross loan charge-offs	$698	$455	$843	$391	$414
Gross loan recoveries	(197)	(88)	(132)	(111)	(249)
Net loan charge-offs	$501	$367	$711	$280	$165

Net loan charge-offs to average loans (annualized)	0.10%	0.08%	0.16%	0.06%	0.04%

Allowance for loan credit losses	$24,608	$13,074	$12,941	$13,152	$13,132
Allowance for loan credit losses as a percentage of period end loans	1.23%	0.68%	0.70%	0.72%	0.76%

Nonperforming assets:
Nonperforming loans
Commercial	$560	$764	$835	$948	$729
Commercial real estate	5,644	5,800	7,037	6,544	2,981
Residential construction and development	11	326	191	66	24
Residential real estate	4,343	4,404	4,461	5,657	5,928
Consumer	65	116	115	160	182
Other	100	100	100	100	130
Total nonperforming loans	10,723	11,510	12,739	13,475	9,974
Foreclosed properties
Commercial real estate	1,866	1,930	1,514	1,544	1,841
Commercial construction and development	4,511	4,601	4,909	4,910	6,326
Residential construction and development	10,774	11,169	12,847	13,132	14,347
Residential real estate	1,136	1,576	1,709	1,804	1,879
Total foreclosed properties	18,287	19,276	20,979	21,390	24,393
Other repossessed assets	49	17	16	12	34
Total nonperforming assets	$29,059	$30,803	$33,734	$34,877	$34,401

Nonperforming loans to period end loans	0.53%	0.60%	0.69%	0.74%	0.57%
Nonperforming assets to period end assets	1.16%	1.28%	1.45%	1.52%	1.53%

Troubled debt restructurings
Performing	$22,966	$23,339	$23,420	$23,266	$27,845
Nonperforming	2,831	2,337	2,443	2,915	—
Total troubled debt restructurings	$25,797	$25,676	$25,863	$26,181	$27,845

Loans Past Due 30-89 Days (unaudited)
	For the Quarter Ended
Dollars in thousands	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Commercial	$160	$111	$390	$375	$264
Commercial real estate	2,106	1,196	312	1,719	4,128
Construction and development	53	236	65	235	179
Residential real estate	5,178	4,775	5,573	5,670	2,944
Consumer	222	269	365	234	432
Other	7	25	63	9	52
Total	$7,726	$6,612	$6,768	$8,242	$7,999

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Average Balance Sheet, Interest Earnings & Expenses and Average Rates
Q1 2020 vs Q4 2019 vs Q1 2019 (unaudited)
	Q1 2020			Q4 2019			Q1 2019
	Average	Earnings/	Yield/	Average	Earnings /	Yield /	Average	Earnings /	Yield /
Dollars in thousands	Balances	Expense	Rate	Balances	Expense	Rate	Balances	Expense	Rate

ASSETS
Interest earning assets
Loans, net of unearned interest (1)
Taxable	$1,935,473	$25,089	5.21%	$1,853,197	$24,622	5.27%	$1,712,286	$22,907	5.43%
Tax-exempt (2)	14,873	185	5.00%	15,738	189	4.76%	14,907	184	5.01%
Securities
Taxable	258,889	1,757	2.73%	218,375	1,654	3.00%	195,932	1,687	3.49%
Tax-exempt (2)	70,239	699	4.00%	69,276	686	3.93%	114,831	1,139	4.02%
Interest bearing deposits other banks and Federal funds sold	35,648	98	1.11%	32,779	105	1.27%	51,187	230	1.82%
Total interest earning assets	2,315,122	27,828	4.83%	2,189,365	27,256	4.94%	2,089,143	26,147	5.08%

Noninterest earning assets
Cash & due from banks	14,422			12,932			12,825
Premises & equipment	46,151			44,136			38,404
Other assets	120,846			103,481			113,340
Allowance for credit losses	(20,452)			(13,055)			(13,309)
Total assets	$2,476,089			$2,336,859			$2,240,403

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Interest bearing liabilities
Interest bearing
demand deposits	$643,955	$1,081	0.68%	$619,939	$1,378	0.88%	$556,766	$1,663	1.21%
Savings deposits	449,021	1,337	1.20%	351,653	1,201	1.35%	310,848	898	1.17%
Time deposits	615,102	2,933	1.92%	641,160	3,373	2.09%	654,404	3,003	1.86%
Short-term borrowings	119,607	630	2.12%	188,007	1,062	2.24%	200,297	1,472	2.98%
Long-term borrowings and subordinated debentures	20,304	219	4.34%	20,308	230	4.49%	20,321	259	5.17%
Total interest bearing liabilities	1,847,989	6,200	1.35%	1,821,067	7,244	1.58%	1,742,636	7,295	1.70%

Noninterest bearing liabilities
Demand deposits	339,340			248,159			248,354
Other liabilities	28,400			22,856			18,322
Total liabilities	2,215,729			2,092,082			2,009,312

Shareholders' equity - common	260,360			244,777			231,091
Total liabilities and shareholders' equity	$2,476,089			$2,336,859			$2,240,403

NET INTEREST EARNINGS		$21,628			$20,012			$18,852

NET INTEREST MARGIN			3.76%			3.63%			3.66%

(1) For purposes of this table, nonaccrual loans are included in average loan balances.

(2) Interest income on tax-exempt securities and loans has been adjusted assuming a Federal tax rate of 21% for all periods presented. The tax equivalent adjustment resulted in an increase in interest income of $185,000, $184,000 and $279,000 for Q1 2020, Q4 2019 and Q1 2019, respectively.